Exhibit 99.1


[COMPANY LOGO]

Damon Jones,  AVP Marketing
1400 North 15th Street                                      (239) 657-3171
Immokalee, Florida 34142-2202                               (239) 657-8482 (FAX)

January 29, 2003


                                  PRESS RELEASE


     Florida Community Bank, Inc. would like to report an unaudited net income increase of 20% for 2002. Florida Community Bank, Inc. net income increased from $5.3 million in 2001 to 6.4 million in 2002. Net income per diluted share was $2.04 in 2002, also a 20% increase from 2001.

     Florida Community Bank, Inc. is a $521 million commercial bank, which specializes in commercial lending. FCB has been serving Southwest Florida for 80 years, with eight locations throughout Collier, Hendry, Lee, and Charlotte counties and a ninth location set to open in Naples in April. Florida Community Banks, Inc. corporate headquarters is located in Immokalee, Fl.